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                                                                     EXHIBIT 5.1








                                  June 2, 1998


Laserscope
3052 Orchard Drive
San Jose, CA  95134-2011

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 3, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,268,365 additional shares of your Common Stock (the "Shares") to be sold by certain Selling Shareholders of Laserscope. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

        It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                   Sincerely,

                                   VENTURE LAW GROUP
                                    A Professional Corporation

MLS